Exhibit 10.2

Levy Acquisition Corp.

444 North Michigan Avenue, Suite 3500

Chicago, IL 60611

June 30, 2015

GS Mezzanine Partners 2006 Institutional, L.P.

200 West Street

New York, NY 10282

Re:	Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of March 12, 2015, by and among Levy Acquisition Corp., a Delaware corporation (“Buyer”), Levy Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”), and Del Taco Holdings, Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation of the Merger (the “Surviving Corporation”).

Ladies and Gentlemen:

This letter serves to define certain rights of GS Mezzanine Partners 2006 Institutional, L.P. (“GSMP VCOC”) in order for GSMP VCOC’s indirect investment in shares of common stock of Buyer, which GSMP 2006 Institutional US, Ltd. (“GSMP 2006 Institutional”) acquired as result of the Merger, to be constitute “management rights” required to qualify as a venture capital investment under Department of Labor regulation Section 2510.3-101(d)(3).

1.	Information Rights. Buyer will deliver or make available to GSMP VCOC: (i) within 120 days after the end of each financial year, copies of the audited consolidated financial statements, including the consolidated balance sheet and consolidated statements of income and cash flows, of Buyer and its subsidiaries for that financial year prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; (ii) within 45 days of the end of each accounting quarter, copies of the consolidated management accounts of Buyer and its subsidiaries as at the end of and for that accounting quarter, including a profit and loss account, balance sheet and cash flow statement prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein and setting forth comparative figures for the related period and related cumulative period in the previous financial year; (iii) true and correct copies of all documents, reports, financial data and such additional information as GSMP VCOC may at any time reasonably request; and (iv) all reports, any annual reports, quarterly reports and other periodic reports of Buyer that are filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, promptly after such reports are filed with the SEC. For purposes of determining whether an item has been reasonably requested pursuant to clause (iii) of this Section 1, the fact that Buyer and its subsidiaries are subject to securities and other laws will be taken into consideration.

2.	Inspection and Consultation Rights. GSMP VCOC shall have the right to meet from time to time with management personnel of Buyer, the Surviving Corporation and their direct and indirect subsidiaries, upon reasonable notice to Buyer and the Surviving Corporation, for the purpose of consulting with and advising management, obtaining information on all matters relating to the operation of Buyer, the Surviving Corporation and their direct and indirect subsidiaries or expressing the views of GSMP VCOC on such matters and, as may be reasonably requested and on reasonable notice, to visit and inspect any of the properties of Buyer, the Surviving Corporation and their direct and indirect subsidiaries, including the books of account and to discuss its and their affairs, finances and accounts with management personnel of Buyer, the Surviving Corporation and their direct and indirect subsidiaries. Buyer agrees, and shall cause its direct and indirect subsidiaries, to give consideration in good faith to any advice given and proposals made by GSMP VCOC; provided that Buyer and its subsidiaries shall not be obligated to follow any such advice or proposals.

3.	Confidentiality. GSMP VCOC agrees to keep any information received in connection with this letter agreement confidential, not use it for any purpose other than monitoring its investment in Buyer and not disclose it to anyone except (i) to its Affiliates (as defined in Section 5), directors, officers, employees and professional advisors, auditors or accountants solely for the purpose of monitoring its investment and only to the extent such persons agree to keep the information confidential pursuant to the terms hereof; (ii) (x) where requested or required by any court or any judicial, governmental, supervisory or regulatory body or otherwise in connection with any judicial or administrative proceeding in which GSMP VCOC or any of its Affiliates is involved, provided that GSMP VCOC will give Buyer prompt written notice of such request or requirement (if permitted by law) so that Buyer may take steps to resist or narrow the scope of such request or requirement and/or seek an appropriate protective order or other remedy (and GSMP VCOC agrees to cooperate with Buyer to obtain such protective order or other appropriate remedy), (y) where required by the rules of any stock exchange on which the shares or other securities of GSMP VCOC or any of its Affiliates are listed, or (z) where required by any laws or regulations; or (iii) with the prior written consent of Buyer. The foregoing obligations shall not apply to (a) information which is at the time of disclosure, or thereafter becomes, publicly available; (b) information received by GSMP VCOC from a third party not known by GSMP VCOC to be in violation of a confidentiality obligation to Buyer or the Surviving Corporation; or (iii) information relating to the United States federal income tax treatment of the matter (excluding the identity of any parties involved therewith) that is the subject of such information.

4.

Amendment. This letter agreement may be amended by a document which indicates that it is intended to be an amendment hereto and which is executed by GSMP VCOC and Buyer. The parties agree that if legal counsel for GSMP VCOC reasonably concludes that the rights granted hereby should be altered to preserve the qualification of GSMP VCOC’s investment in Buyer as a “venture capital investment” for purposes of ERISA, the parties hereto will agree to amendments to this letter agreement to effect such alterations; provided that no such alteration would result in a material adverse effect on the operation, business or prospects of Buyer.

5.	Assignment. For the avoidance of doubt, in the event that GSMP VCOC transfers all or any portion of its investment in Buyer to an Affiliate or Qualified Fund (as defined below), GSMP VCOC shall be entitled, at its option, to assign all its rights hereunder (including, without limitation, to consult with management, to have access to properties, and to receive other information) to an Affiliate or Qualified Fund, and in such event the parties hereto agree to execute a management rights agreement in the form of this document with such Affiliate or Qualified Fund, and the name of the assignee shall be substituted for GSMP VCOC in each place it appears in this letter agreement. For purposes hereof, an “Affiliate” of any entity means another entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity, and a “Qualified Fund” is an investment fund managed by an Affiliate.

6.	Securities Law. Without limiting the obligations of Buyer or its subsidiaries to provide information under this letter agreement, GSMP VCOC understands that it may receive material non-public information relating to Buyer and its subsidiaries pursuant to this letter agreement, or upon exercise of its rights hereunder, and acknowledge that none of Buyer and/or its subsidiaries shall have any duty to disclose any information publicly or privately to any other person in connection with any actual or proposed transfer of common stock of Buyer or any interest therein. GSMP VCOC hereby acknowledges that it is aware that the securities laws of the United States prohibit any person who is in possession of material nonpublic information from trading in Buyer’s securities or communicating such information to another person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.	Successors. This letter agreement shall be binding upon Buyer and its successors and assigns, and Buyer shall require any successor or assign to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that Buyer would be required to perform it if no such succession or assignment had taken place. The term “Buyer” as used herein shall include any such successors and assigns. The term the “Surviving Corporation” as used herein shall include any such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of Buyer or the Surviving Corporation (including this letter agreement) whether by operation of law or otherwise.

8.	Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.

9.	Termination. This letter agreement shall terminate at the earlier of: (i) such time as GSMP VCOC no longer has any direct or indirect investment in Buyer; (ii) such time as GSMP VCOC no longer needs to qualify as a venture capital operating company, and (iii) such time that the investment of GSMP VCOC in Buyer is “freely transferrable” as defined under the Department of Labor regulation Section 2510.3-101.

10.	Counterparts. This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signature delivered by facsimile or by electronic means intended to preserve the original graphic and pictorial appearance thereof shall be deemed to be an original signature.

[Signatures Follow]

Very truly yours,

LEVY ACQUISITION CORP.

By:	/s/ Ari Levy
	Name:	Ari Levy
	Title:	President

Accepted and agreed to as of

this 30th day of June, 2015

GS MEZZANINE PARTNERS 2006 INSTITUTIONAL, L.P.

By:	GS Mezzanine Advisors 2006, L.L.C., its General Partner

By:	/s/ Wei Yan
	Name:	Wei Yan
	Title:	Vice President

Signature Page to Management Rights Letter